UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 25, 2006

NetLogic Microsystems, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-50838	77-0455244
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1875 Charleston Road, Mountain View, CA 94043

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (650) 961-6676

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On January 25, 2006, NetLogic Microsystems, Inc. (“NetLogic”) entered into an Agreement for the Purchase and Sale of Assets with Cypress Semiconductor Corporation (“Cypress”), pursuant to which NetLogic has agreed to acquire assets relating to Cypress’ network search engine (NSE) business, including all intellectual property related primarily to the acquired NSE business (including all intellectual property related to the Sahasra algorithmic technology), the NSE70000 and Ayama™ product families and all inventory and accounts receivable for those product families. NetLogic will not acquire any of Cypress’ TCAM1, TCAM2, TCAM2-CR, TurboCAM or Toy Cam products and inventory, (referred to as “retained NSE products”). In connection with the proposed transaction, NetLogic has agreed to assume Cypress’ accounts payable related to the acquired products and inventory.

Under the purchase agreement, at the closing, NetLogic will issue to Cypress approximately 1.7 million shares of NetLogic’s common stock. In addition, the parties have agreed that, if, during either the four consecutive fiscal quarters following the closing or the 12-month period beginning on the first business day following the closing, NetLogic’s gross revenue from the acquired products is –

•	at least $12,960,000, NetLogic will pay to Cypress an additional $10,000,000 in cash; and

•	at least $17,820,000, NetLogic will issue to Cypress additional shares of NetLogic’s common stock, with the exact number of shares to be issued to be adjusted proportionately if revenues from the acquired products are between $17,820,000 and $19,440,000 and with reference to the average price of NetLogic’s common stock for the five-trading day period immediately prior to the closing date of the proposed transaction; however, the maximum number of shares will not exceed 412,542.

NetLogic has agreed to file a registration statement with the Securities and Exchange Commission to register for resale the shares issued to Cypress in connection with the proposed transaction. The purchase agreement and the other transaction documents also contain customary representations, warranties and additional covenants by the parties, as well as the following:

•	Mutual, non-exclusive, perpetual, royalty-free cross-licenses pursuant to which, from and after the closing, (i) NetLogic may use all intellectual property used in the acquired products and retained by Cypress in connection with the acquired products and (ii) Cypress may continue to use certain intellectual property to be acquired by NetLogic in connection with Cypress’ products;

•	Cypress’ agreement not to compete with the products acquired by NetLogic and not to use any of the intellectual property to be licensed back to Cypress in products competitive with NetLogic’s existing products;

•	NetLogic’s agreement not to use, for two years, any of the intellectual property to be acquired by NetLogic in products competitive with Cypress’ retained NSE products;

•	NetLogic’s agreement to offer to any Cypress employees hired by NetLogic substantially the same benefits in the aggregate as those offered to NetLogic’s similarly situated employees; and

•	a customary “no shop” and exclusive dealing provision in favor of NetLogic.

The proposed acquisition is expected to close by the end of the first quarter of 2006, subject to customary closing conditions, including the expiration or early termination of the required 30-day waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. Pursuant to the requirements of this act, the parties filed their respective notifications on January 27, 2006. Prior to expiration or early termination of the waiting period, the Federal Trade Commission or the Antitrust Division of the Department of Justice may extend the waiting period by requesting from either party additional information or documentary material relevant to the proposed transaction. In the event of a formal request for additional information under this act or any other competition law: Cypress may terminate the purchase agreement if the waiting period has not expired or been terminated within 90 days after the date of the purchase agreement; and either party may terminate the purchase agreement if the closing has not occurred on or before the 150th day after the date of the purchase agreement and such party would not otherwise be prohibited from terminating the purchase agreement due to its own breach or default under the purchase agreement.

NetLogic disclosed the proposed transaction in a press release announcing its financial results for the fourth fiscal quarter and the year ended December 31, 2005. That press release, dated January 25, 2006, was filed as Exhibit 99.1 to the Form 8-K dated January 25, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NetLogic Microsystems, Inc.

Date: January 31, 2006	By:	/s/ Ronald S. Jankov
Ronald S. Jankov President and Chief Executive Officer